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               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File
Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                    Commission File Number:

                  Brauvin Income Plus L.P. III
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     (Exact name of registrant as specified in its charter)

                    30 North LaSalle Street
                           Suite 3100
                    Chicago, Illinois  60602
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   limited partnership units
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    (Title of each class of securities covered by this Form)

                              None
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(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


       Rule 12g-4(a)(1)(i)  [x]   Rule 12h-3(b)(1)(ii)[x]
     Rule 12g-4(a)(1)(ii)  [x]     Rule 12h-3(b)(2)(i) [ ]
      Rule 12g-4(a)(2)(i)   [ ]   Rule 12h-3(b)(2)(ii)[ ]
      Rule 12g-4(a)(2)(ii)  [ ]             Rule 15d-6 [ ]
                   Rule 12h-3(b)(1)(i)   [x]


Approximate number of holders of record as of the certification or notice date:
                            Zero (0)
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Brauvin Income Plus L.P. III has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: ______________

                                                   By: /s/ Jerome J. Brault
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                                                     Jerome J. Brault,
                                                     Managing General Partner

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